Exhibit 1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the common stock of PAR Technology Corporation shall be filed on behalf of the undersigned pursuant to Rule 13d-1(k) of the Securities Exchange Act of 1934.

February 14, 2017

/s/ John W. Sammon
John W. Sammon

/s/ Deanna D. Sammon
Deanna D. Sammon

J.W. Sammon Corp.
By:	/s/ John W. Sammon, Jr.
Name:	John W. Sammon, Jr.
Title:	President

Sammon Family Limited Partnership
By:	John W. Sammon Corp., its General Partner
By:	/s/ John W. Sammon, Jr.
Name:	John W. Sammon, Jr.
Title:	President